EXHIBIT 23.1

Consent of Independent Auditors

The Board of Directors

Electronic Data Systems Corporation:

We consent to the use of our reports incorporated herein by reference from the EDS Annual Report on Form 10-K for the year ended December 31, 2002 and the EDS 401(k) Plan Annual Report on Form 11-K for the year ended December 31, 2002.  Our report in the EDS Annual Report on Form 10-K refers to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

Dallas, Texas

December 15, 2003